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                                                                    Exhibit 6.22

                  LIFE & HEALTH MANAGER'S EMPLOYMENT AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO THIS 16th day of April, 1999, by and between Brooke Corporation ("Brooke"), and Anita Larson, ("Employee"), is as follows:
                          SUBJECT MATTER OF EMPLOYMENT

Brooke has and does, hereby employ Employee, commencing on June 14, 1999, to carry out such duties and to perform such acts relating to the sales and service of life, health and annuity policies through Brooke Life and Health, Inc.

Employees responsibilities shall include: (1) recruitment of franchise agents, independent producers and employed agents to sell life, health and annuity policies; (2) assistance to franchise agents, independent producers and employed agents in the sale of life, health and annuity policies; (3) development and marketing of new programs for the sale of life, health and annuity sales policies; (4) negotiation with insurance companies for representation and for profit sharing, bonus or override commissions; (5) perform various other legal and administrative duties.

Employee shall be President of Brooke Life and Health, Inc. and shall report to Robert D. Orr, Chairman of Brooke Life and Health, Inc.. The Employee's responsibilities and job description may be periodically revised by Brooke.

                LIFE & HEALTH MANAGER'S BENEFITS AND COMPENSATION

Brooke agrees to pay to Employee a monthly salary of $5,500.

Brooke further agrees to pay to Employee an ANNUAL OPERATING PROFIT performance bonus of $30,000 on January 20th of each subsequent year, if Brooke Corporation's total consolidated operating income (Earnings Before Interest Taxes and Depreciation) for the preceding year exceeds 80% of operating profit objectives. Employee shall first become eligible for an annual performance bonus payment in January, 2000 based on financial results for the year ending December 31, 1999.

Brooke further agrees to pay to Employee a QUARTERLY COMMISSIONS performance bonus if total or gross commissions assigned by Brooke to Life and Health Companies #300 for the 1st, 2nd, 3rd, or 4th quarters have increased from the same quarter in the previous year by at least as much as the quarter commissions growth objective. If Employee qualifies for a quarterly performance bonus, then the amount of the quarterly performance bonus shall be 5% of the increase in total or gross commissions received by Life and Health Companies #300 from the same quarter in the previous year.

All commissions calculations shall be made, without further adjustment, from the data included on monthly account statements prepared by Brooke in accordance with the rules and procedures used by Brooke for compiling franchise agent account statements. The 1st quarter performance bonus shall be based on account statements printed in January, February and March and shall be paid in April. The 2nd quarter performance bonus shall be based on account statements printed in


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April, May and June and shall be paid in July. The 3rd quarter performance bonus shall be based on account statements printed in July, August and September and shall be paid in October. The 4th quarter performance shall be based on account statements printed in October, November and December and shall be paid in January. Employee shall first become eligible for a quarterly bonus payment in October, 1999.

Brooke further agrees to reimburse Employee for reasonable expenses incurred while carrying out the duties assigned by Brooke to Employee.

Brooke further agrees to grant Employee benefits as specified in the personnel policies established from time to time by Brooke's Board of Directors. Brooke's personnel policies may be changed from time to time by Brooke's Board of Directors.

                             PERFORMANCE OBJECTIVES

Brooke's annual operating profit objective shall be $2,000,000 for 1999 and $2,800,000 for 2000.

The quarterly life and health commissions growth objective for 1999 and 2000 shall be as follows:

                                                                1999            2000
          Prior Year Estimated Total Commissions              $50,000          $90,000

          1st Quarter Growth Objectives                             0          $30,000
          2nd Quarter Growth Objectives                        $5,000          $40,000
          3rd Quarter Growth Objectives                       $15,000          $50,000
          4th Quarter Growth Objectives                       $20,000          $60,000

          PROJECTED TOTAL COMMISSIONS                         $90,000         $270,000

All commissions calculations shall be made, without further adjustment, from the data included on monthly account statements prepared by Brooke in accordance with the rules and procedures used by Brooke for compiling franchise agent account statements.

To reach the quarterly life and health objectives, annual expenses for 1999 and 2000 shall be expected not to exceed the following guidelines which are expressed as a percentage of total commissions.

                                                                   1999           2000
          Wage/Salaries                                             80%             45%
          Marketing, Advertising & Promotional                      15%             10%
          Agent Commissions                                         65%             65%

          PROJECTED TOTAL EXPENSES                                 160%            120%


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The quarterly life and health commissions growth objective and annual expense guidelines for 2001 and thereafter shall be determined annually based upon reasonable factors.

                 ADDITIONAL OBLIGATIONS OF LIFE & HEALTH MANAGER

Employee shall comply with the policies (including Brooke's interpretations and clarifications thereof) established from time to time by Brooke's Board of Directors.

Employee shall respect the confidentiality of client file information owned or controlled by Brooke, Brooke's affiliates, Brooke's sister companies or Brooke's parent company (collectively referred to as "Brooke Companies"). Employee shall not remove any listing of clients or listing of policy expiration information from premises owned or rented by Brooke or Brooke Companies without the express written consent of Brooke. Employee shall not sell or trade any client information obtained as a result of access to Brooke or Brooke Companies' client file or policy expiration information. Employee agrees that all client file and policy expiration information remains the exclusive property of Brooke or Brooke Companies.

Employee shall respect the confidentiality of business plans, operational plans, marketing plans or any other business documents that have been developed or acquired by Brooke or Brooke Companies.

Employee shall sell insurance and financial services exclusively for Brooke or Brooke Companies.

                            TERMINATION OF EMPLOYMENT

The relationship between Brooke and Employee is an employment at will and nothing in this agreement will terminate or reduce the right of either party to terminate the employment relationship at any time for any reason.

Any professional errors or omissions coverage provided by Brooke for Employee shall cease upon termination of this agreement. Any obligation by Brooke to pay an annual performance bonus to Employee shall also cease upon termination of this agreement.

                             COVENANT NOT TO SOLICIT

In the event that Employee's employment is terminated for any reason, Employee does, hereby agree and covenant not to solicit insurance or financial services from any clients of Brooke or Brooke Companies for a period of two (2) years from and after the effective date of termination of employment unless such solicitation is conducted as a franchise agent, independent producer or employed agent of Brooke or Brooke Companies or such solicitation is conducted in a geographical area in which Brooke or Brooke Companies has no franchise agents, independent producers or employed agents.

Employee agrees that this prohibition is reasonable and necessary and his/her association with Brooke and/or the opportunities which are afforded to him/her is ample consideration for this restriction. Employee and Brooke understand that Employee is not prohibited from working for any other company or in any particular line of work, but that this post-employment covenant not


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to compete only restricts the employee from contacting in person, by telephone, by mail or by any other means, those customers or potential customers he/she worked with while employed by Brooke.

                                  MISCELLANEOUS

This agreement shall supersede and take precedence over any and all prior agreements, arrangements or understandings between Brooke or Brooke Companies and the Employee relating to the subject matter hereof.

No oral understanding, oral statement, or oral promises or oral inducements exist.

The waiver by Brooke of any breach of any provision of this agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and if sent by registered mail to Employee's residence or to Brooke's principal office.

The rights and obligations of Brooke under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Brooke.

This agreement may not be modified, revised, altered, added to, or extended in any manner, superseded other than by an instrument in writing signed by all of the parties hereto.

IT IS SO AGREED.

BROOKE                                      EMPLOYEE

/s/ Robert D. Orr                           by: /s/ Anita Larson
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